CONFIDENTIAL - NOT A COMMITMENT

EXHIBIT 10.5

December 28, 2015

DS Healthcare Group, Inc.
1601 Green Road
Pompano Beach, FL 33064

Ladies and Gentlemen:

You have advised White Oak Global Advisors, LLC (“White Oak” or "we") that DS Healthcare Group, Inc., a Florida corporation (“DSH” or “you”) has entered into an Amended and Restated Asset Purchase Agreement (the “Purchase Agreement”), dated as of December 23, 2015, by and among DSH, WRG Acquisition Corporation., an Arizona corporation and a wholly-owned subsidiary of DSH (“Buyer”), W/R Group, Inc., an Arizona corporation (the “Seller”), Stefan Russell (“Russell”), Carey Williams (“Williams” and, together with Russell, the “Stockholders”), and, solely for purposes of Section 1.5(b) of the Purchase Agreement, WR Group IC-Disc, Inc., a Nevada corporation (“DiscCo”), pursuant to which Buyer shall acquire (the “Acquisition”) (a) from the Seller the Purchased Assets and Business (each as defined described in the Purchase Agreement) and (b) 100% of the capital stock of DiscCo.  You have advised us that the Acquisition, along with related costs and expenses, will be financed from a combination of (v) capital stock in DSH payable to the Stockholders with an aggregate market value of $2,000,000, (w) seller indebtedness owed to Russell and Williams in an aggregate principal amount of $2,000,000, (x) senior indebtedness of in an aggregate principal amount of $31,000,000 million (the "Senior Credit Facility"), (y) the assumption of certain Assumed Liabilities (as defined in the Purchase Agreement), and (z) the payment of certain Earn-out Payments (as defined in the Purchase Agreement) to the Stockholders.

Based on the information that you have provided to us to date and publicly available information and subject to the foregoing and such other matters as we consider relevant, we are pleased to inform you that, as of the date hereof, we are highly confident that the structuring and funding of the Senior Credit Facility can be accomplished by White Oak.  We are pleased to confirm that we have received approval from our investment committee to deliver this letter to you.

Obtaining financing for the Acquisition is inherently subject to uncertainties and contingencies beyond our control; accordingly, this letter is not a commitment to provide any loans under the Senior Credit Facility, and there can be no assurance that the structuring and funding of the Senior Credit Facility will in fact be accomplished. The provision of any such commitment would be subject to satisfactory completion of confirmatory legal and other due diligence and satisfactory documentation for the Acquisition and the financing, and any such commitment, if issued by us, would be subject to satisfaction of conditions that are customary for these types of financings. In connection with this letter, we have relied without independent verification upon the accuracy and completeness of all of the financial, accounting, tax and other information reviewed by us for purposes of this letter.

[Remainder of page intentionally left blank.]

3 Embarcadero Center, Suite 550, San Francisco, CA 94111

CONFIDENTIAL - NOT A COMMITMENT

This letter shall be governed by and construed in accordance with the internal laws of the State of California.

We look forward to working with you on this transaction.

Very truly yours,

WHITE OAK GLOBAL ADVISORS, LLC

By:	/s/ Kevin L. Grossman
Name:	Kevin L. Grossman
Title:	Managing Director, Originations

By:	/s/ Barbara J. S. McKee
Name:	Barbara J. S. McKee
Title:	Manager

3 Embarcadero Center, Suite 550, San Francisco, CA 94111

2